As filed with the Securities and Exchange Commission on November 2, 2021
Registration No. 333-
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Allbirds, Inc.
(Exact name of registrant as specified in its charter)

Delaware	47-3999983
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
730 Montgomery Street
San Francisco, CA 94111
(628) 225-4848
(Address of principal executive offices, including zip code)

Allbirds, Inc. 2015 Equity Incentive Plan
Common Stock Purchase Agreements
(Full title of the plans)

Joseph Zwillinger, Co-Chief Executive Officer
Timothy Brown, Co-Chief Executive Officer
Allbirds, Inc.
730 Montgomery Street
San Francisco, CA 94111
(628) 225-4848
(Name, address and telephone number, including area code, of agent for service)

Copies to:

Nicole Brookshire Peter Werner Calise Cheng Katherine Denby Cooley LLP 3 Embarcadero Center, 20th Floor San Francisco, CA 94111 (415) 693-2000	Daniel Li VP, Legal Allbirds, Inc. 730 Montgomery Street San Francisco, CA 94111 (628) 225-4848
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☐
		Emerging growth company	☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Class A common stock, $0.0001 par value per share(3)	7,672,080	$15.00	$115,081,200	$10,669
(1)Pursuant to Rule 416(a) promulgated under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the Registrant’s Class A common stock that become issuable in respect of the shares of the Registrant’s Class A common stock issued or issuable upon conversion of the shares of the Registrant’s Class B common stock issued or issuable pursuant to stock options granted under the Allbirds, Inc. 2015 Equity Incentive Plan (as amended, the “2015 Plan”) or the other “employee benefit plans” (as defined in Rule 405 promulgated under the Securities Act) set forth herein by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of outstanding shares of the Registrant’s Class A common stock and/or Class B common stock, as applicable.
(2)Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(h) of the Securities Act based on the initial public offering price of the Registrant’s Class A common stock of $15.00 per share as set forth in the Registrant’s Registration Statement on Form S-1 (File No. 333-259188), as amended, declared effective on November 2, 2021.
(3)Consists of (A) an aggregate of 4,000,000 shares of Class A common stock issued or issuable upon conversion of an equal number of shares of the Registrant’s Class B common stock issued pursuant to common stock purchase agreements between the Registrant and each of the Co-Chief Executive Officers, (B) an aggregate of 3,594,749 shares of the Registrant’s Class A common stock issued or issuable upon conversion of an equal number of shares of the Registrant’s Class B common stock issued pursuant to the exercise of stock options granted under the 2015 Plan, and (C) an aggregate of 77,331 shares of the Registrant’s Class A common stock issuable upon conversion of an equal number of shares of the Registrant’s Class B common stock issuable upon exercise of stock options granted under the 2015 Plan.

EXPLANATORY NOTE
This registration statement contains a “reoffer prospectus” prepared in accordance with Part I of Form S-3 (in accordance with Instruction C of the General Instructions to Form S-8). This reoffer prospectus may be used for reoffers and resales on a continuous or delayed basis of some or all of those shares of Class A common stock (the “Shares”) of Allbirds, Inc., a Delaware public benefit corporation (“us”, “we” or the “Registrant”), referred to above that constitute “control securities” or “restricted securities,” as applicable, within the meaning of the Securities Act of 1933, as amended (the “Securities Act”) and Instruction C of the General Instructions to Form S-8, by certain stockholders that are current and former employees, consultants, directors, and executive officers of the Registrant (the “Selling Stockholders”) for their own accounts. As specified in General Instruction C of Form S-8, the amount of securities to be reoffered or resold under the reoffer prospectus by each Selling Stockholder and any other person with whom he or she is acting in concert for the purpose of selling the Registrant’s securities, may not exceed, during any three-month period, the amount specified in Rule 144(e) under the Securities Act.

REOFFER PROSPECTUS
7,672,080 Shares of Class A Common Stock

This prospectus relates to 7,672,080 shares of Class A common stock, par value $0.0001 per share (the “Shares”), of Allbirds, Inc., a Delaware public benefit corporation, which Shares may be offered from time to time by certain stockholders that are our current and former employees, consultants, directors, and executive officers (the “Selling Stockholders”) for their own accounts. We will not receive any of the proceeds from the sale of Shares by the Selling Stockholders made hereunder. The Shares were or will be acquired by the Selling Stockholders pursuant to the Allbirds, Inc. 2015 Equity Incentive Plan (as amended and/or restated, the “2015 Plan”) or other “employee benefit plans” as such term is defined in Rule 405 under the Securities Act.
The Selling Stockholders may sell the securities described in this prospectus in a number of different ways and at varying prices, including sales in the open market, sales in negotiated transactions and sales by a combination of these methods. The Selling Stockholders may sell any, all, or none of the Shares, including due to limitations under lock-up agreements they have entered into with the underwriters for our initial public offering, and we do not know when or in what amount the Selling Stockholders may sell their Shares hereunder following the effective date of this registration statement. The price at which any of the Shares may be sold, and the commissions, if any, paid in connection with any such sale, are unknown and may vary from transaction to transaction. The Shares may be sold at the market price of our Class A common stock at the time of a sale, at prices relating to the market price over a period of time, or at prices negotiated with the buyers of shares. The Shares may be sold through underwriters or dealers which the Selling Stockholders may select. If underwriters or dealers are used to sell the Shares, we will name them and describe their compensation in a prospectus supplement. We provide more information about how the Selling Stockholders may sell their Shares in the section titled “Plan of Distribution.” The Selling Stockholders will bear all sales commissions and similar expenses. Any other expenses incurred by us in connection with the registration and offering that are not borne by the Selling Stockholders will be borne by us.
Our Class A common stock has been approved for listing on The Nasdaq Global Select Market (“Nasdaq”) under the symbol “BIRD”. The initial public offering price of our Class A common stock pursuant to our Registration Statement on Form S-1, as amended, declared effective on November 2, 2021, was $15.00 per share.
The amount of securities to be offered or resold under this reoffer prospectus by each Selling Stockholder or other person with whom he or she is acting in concert for the purpose of selling our securities, may not exceed, during any three month period, the amount specified in Rule 144(e) under the Securities Act.
We are an “emerging growth company” as defined under the federal securities laws, and as such, we have elected to comply with certain reduced public company reporting requirements for this prospectus and may elect to do so in future filings.

Investing in our Class A common stock involves a high degree of risk. Before buying any shares of our Class A common stock, you should carefully read the discussion of the risks of investing in our Class A common stock in the section titled “Risk Factors” included or incorporated by reference into this prospectus on page 7.
The Securities and Exchange Commission (the “SEC”) may take the view that, under certain circumstances, the Selling Stockholders and any broker-dealers or agents that participate with the Selling Stockholders in the distribution of the Shares may be deemed to be “underwriters” within the meaning of the Securities Act. Commissions, discounts or concessions received by any such broker-dealer or agent may be deemed to be underwriting commissions under the Securities Act. See the section titled “Plan of Distribution.”
Neither the SEC nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is November 2, 2021

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Neither we nor any of the Selling Stockholders has authorized anyone to provide you with any information or to make any representations other than those contained in this prospectus or in any accompanying prospectus supplement we have prepared. Neither we nor any of the Selling Stockholders takes any responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our Class A common stock. Our business, financial condition, results of operations, and future growth prospects may have changed since that date.
The Allbirds design logo, “Allbirds,” and our other registered or common law trademarks, service marks or trade names appearing in this prospectus are the property of Allbirds, Inc. Other trade names, trademarks, and service marks used in this prospectus are the property of their respective owners. Solely for convenience, we have omitted the ® and ™ designations, as applicable, for the trademarks we name in this prospectus.
Unless the context otherwise requires, all references in this prospectus to “we,” “us,” “our,” “our company,” and “Allbirds” refer to Allbirds, Inc. and its consolidated subsidiaries.
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THE COMPANY
Mission, Vision, and Purpose
We make better things in a better way, through nature—products that people feel good in and feel good about.
We aim to reverse climate change through better business by empowering people to make better, more conscious decisions for themselves as well as the planet.
Who We Are
Allbirds is a global lifestyle brand that innovates with naturally derived materials to make better footwear and apparel products in a better way, while treading lighter on our planet.
We began our journey in 2015 with three fundamental beliefs about the emerging generation of consumers: first, these consumers recognize that climate change is an existential threat to the human race; second, these consumers connect their purchase decisions with their impact on the planet, demanding more from businesses; and third, these consumers do not want to compromise between looking good, feeling good, and doing good.
When our founders established Allbirds, they set out to create a purpose-native company built upon a system that leverages nature in a responsible way—every aspect of our company is woven together with this mission, fueling a thriving financial business. While many businesses see tension between profit and purpose, we see opportunity. We became a public benefit corporation, or PBC, under Delaware law and earned our B Corporation, or B Corp, certification in 2016, codifying how we take into account the impact our actions have on all of our stakeholders, including the environment, our flock of employees, communities, consumers, and investors. The more sustainable we are, the better we believe our products and business will be. We are proud of the alignment of financial and environmental benefits from our work, and that we are able to serve as a driving force in a new age of sustainable enterprise.
We harness nature to find incredible innovations that create differentiated products so that our customers do not have to compromise between looking good, feeling good, and doing good for the planet. Our strength in development of naturally derived materials serves as a competitive advantage, as we create premium products that are sustainable and that we believe are better than synthetic alternatives across comfort, style, and performance. Our most iconic product, the Wool Runner, which TIME Magazine named the “World’s Most Comfortable Shoe,” features a distinctly simple design showcasing our sustainably-sourced merino wool combined with our innovative SweetFoam sole, made with the world’s first carbon-negative green ethylene-vinyl acetate, or EVA. We continue to innovate our materials with natural sources such as tree fiber, sugarcane, crab shells, and more. Over time, we believe we have become a recognized innovation leader and a partner of choice for launching sustainable innovations, which we believe creates a virtuous cycle of further innovation. The product philosophy that drives our business remains the same: sustainability at the core to fuel performance, comfort, and beautiful design. By focusing on sustainable materials, we have unlocked a broad set of opportunities that the rest of the industry has largely ignored, while creating products our customers love to wear as they tread lighter. We believe our products are not just better, but also better for the planet, with an average pair of Allbirds shoes carrying a carbon footprint that is approximately 30% less than our estimated carbon footprint for a standard pair of sneakers, due to our use of renewable, natural materials and responsible manufacturing.
We couple this differentiated performance and impact of our shoes with a unique design language that has become synonymous with our brand. Beginning with the Wool Runners and woven across all of our products, we strip away unnecessary details, sparing our customer from becoming a walking billboard, leaving a touch of Allbirds verve to signify the association with our brand. This design approach “with the right amount of nothing” allows us to make stylish, comfortable, and high-performance products that our customers love.
We have achieved our rapid growth through a digitally-led vertical retail distribution strategy. We market directly to consumers via our localized multilingual digital platform and our physical footprint of 27 stores as of June 30, 2021. Through our robust distribution infrastructure, we are able to reach 35 countries, increasing customer touchpoints and driving brand awareness, all while maintaining a carbon-neutral supply chain since 2019. Our direct distribution model allows us to control our sales channels and build deep relationships with our customers by delivering high-quality products through a seamless and immersive brand experience, whether shopping on our website, on our app, or in one of our Allbirds stores. In 2020, our digital channel represented 89% of our sales, while stores accounted for the other 11% of our sales. Our stores serve as an effective and profitable source of new customer acquisition, increase awareness of our brand, and drive traffic to our digital platform.
By serving consumers directly, we cut out the layers of costs associated with traditional wholesalers, creating a more efficient cost structure and higher gross margin, which we believe allows us to deliver better products and a better experience to customers at a price point competitors would have difficulty matching. We believe our differentiated vertical retail model enables a margin structure that allows us to provide high-quality material and product while pricing lower compared to a traditional wholesale model. We are able to gain deep visibility into what our customers want, from design and development through to purchase. We then close the loop by reinvesting back into product quality and materials science.
Designing and creating innovative, sustainable materials is a challenging process for both our internal R&D teams as well as our supply chain partners. We have invested time and resources to train our manufacturers to use our natural materials, which we believe makes it difficult to replicate our novel manufacturing processes at our product quality.
We believe the following four aspects together have created durable competitive moats and resonate deeply with consumers: (1) an authentic, purpose-driven brand that resonates with our stakeholders; (2) innovative and differentiated products propelled by our status as a partner of choice for launching sustainable innovations; (3) a vertical distribution model that enables higher quality at a lower price compared to a traditional wholesale model; and (4) difficult-to-replicate manufacturing know-how. Our target consumers are a vast and rapidly growing segment of the population, which strives to live a more balanced, sustainable lifestyle through an understanding of the impact of their buying habits. Our purpose and mission, coupled with innovation and a vertically integrated business model, allow us to meet the call of our consumers across the globe.
Today, we are a high-growth company with a loyal and expanding customer base that has earned our brand the permission to expand beyond our casual footwear origins and enter adjacent categories such as performance running shoes and apparel. Our strong brand equity is fueled by our differentiated products created by sustainability-driven innovation. This sets us apart from other lifestyle brands—the unique affinity consumers have for our brand is validated by our high Net Promoter Score, which has consistently been 83 or higher since the first quarter of 2019 and was 86 for the first half of 2021. Approximately 53% of our net sales in 2020 came from repeat customers, which we define as customers who have made a prior purchase with us in any period. Furthermore, of our U.S. customers acquired between 2016 and 2019, the average lifetime spend of the top 25% in each cohort is $446, demonstrating how our most loyal customers have made Allbirds a part of their lifestyle. See the section titled “Market, Industry, and Other Data” in our Registration Statement on Form S-1, as amended (File No. 333-259188), filed with the SEC on October 25, 2021 for additional information regarding Net Promoter Score.
Given the size of our market and the broad set of our target consumers, we believe our core strengths will propel us into the future. We will continue to bring to market world-leading product innovations, build a global brand that attracts and inspires a loyal and evangelical customer community, serve that community effectively through a digitally-enabled, cross-channel experience, and delight our customers through the delivery of products on time and in a cost-effective manner, all while treading lighter on the planet.
Since our founding in 2015, we have sold more than eight million pairs of shoes to over four million customers globally, including 3.3 million customers in the United States. Our rapid growth validates our value proposition and compelling business model, as evidenced by our business results:
•Grew net revenue from $126.0 million in 2018 to $219.3 million in 2020, representing a compound annual growth rate, or CAGR, of 31.9%;
•Grew our digital revenue from $113.2 million in 2018 to $194.6 million in 2020, representing a CAGR of 31.1%;
•Grew our store footprint from three in 2018 to 22 in 2020;
•Grew our U.S. and international revenue by $52.5 million and $40.7 million, respectively, from 2018 to 2020, representing a CAGR of 20.8% and 112.4%, respectively;

•Increased gross margin by 454 basis points from 46.9% in 2018 to 51.4% in 2020;
•Generated net losses of $14.5 million and $25.9 million in 2019 and 2020, respectively; and
•Generated adjusted EBITDA of $(1.3) million and $(15.4) million in 2019 and 2020, respectively.
These business results support our thesis that the more sustainable we are, the better our products and business perform and the better we can serve our stakeholders. We are proud that our purpose-native company is proving capable of serving the needs of the next generation of consumers while delivering financial results and treading lighter on the planet.
Preliminary Consolidated Financial Results for the Three Months Ended September 30, 2021
Set forth in the table below are preliminary estimates of selected unaudited financial and other information for the three months ended September 30, 2021 and actual unaudited financial results for the three months ended September 30, 2020. Our unaudited interim consolidated financial statements for the three months ended September 30, 2021 are not yet available. The following information reflects our preliminary estimates based on currently available information and is subject to change. We have provided ranges, rather than specific amounts, for the preliminary estimates of the financial information described below primarily because our financial closing procedures for the three months ended September 30, 2021 are not yet complete and as a result, our final results upon completion of our closing procedures may vary from the preliminary estimates. In addition, our historical results are not necessarily indicative of the results that should be expected in the future and our estimated results for the three months ended September 30, 2021 are not necessarily indicative of the results to be expected for the full year ending December 31, 2021 or any other future period.

	Three Months Ended September 30,
	2020	2021
		Range
	Actual	Low	High
	(in thousands, unaudited)
Net revenue	$47,242	$61,000	$62,500
Gross profit	25,003	31,500	34,000
Net loss	(6,998)	(18,000)	(15,000)
Non-GAAP Financial Measure — Adjusted EBITDA
Adjusted EBITDA	$(3,821)	$(10,000)	$(7,000)
For the three months ended September 30, 2021:
•We expect net revenue to be between $61.0 million and $62.5 million, representing an estimated increase of approximately 29.2% to 32.4%, as compared to net revenue of $47.2 million for the three months ended September 30, 2020. This estimated revenue growth was driven primarily by physical retail recovery after temporary closures, reduced operating hours, and restricted guest occupancy levels due to COVID-19, and increases in number of orders and average order value.
•We expect gross profit to be between $31.5 million and $34.0 million, as compared to gross profit of $25.0 million for the three months ended September 30, 2020. This estimated gross profit growth was driven primarily by an increase in the total number of orders and a reduction in product costs as compared to the three months ended September 30, 2020. This represents estimated gross margin between 51.6% and 54.4% for the three months ended September 30, 2021, compared to gross margin of 52.9% for the three months September 30, 2020.
•We expect net loss to be between $18.0 million and $15.0 million, as compared to net loss of $7.0 million for the three months ended September 30, 2020. This estimated increase in net loss was primarily due to higher selling, general, and administrative expense and increased other expense.

•We expect adjusted EBITDA to be between $(10.0) million and $(7.0) million, as compared to adjusted EBITDA of $(3.8) million for the three months ended September 30, 2020 for the same reasons as noted in the net loss discussion above.
Adjusted EBITDA is a financial measure not calculated in accordance with accounting principles generally accepted in the United States, or GAAP. See below for a reconciliation of estimated adjusted EBITDA to estimated net loss for the ranges presented above for the three months ended September 30, 2021 and the actual results for the three months ended September 30, 2020. For further information about the limitations of the use of adjusted EBITDA, see the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Non-GAAP Financial Measure” in our Registration Statement on Form S-1, as amended (File No. 333-259188), filed with the SEC on October 25, 2021.
The following table reconciles adjusted EBITDA for the three months ended September 30, 2021 (estimated) and the three months ended September 30, 2020 (actual) to net loss, the most directly comparable financial measure calculated and presented in accordance with GAAP.

	Three Months Ended September 30,
	2020	2021
		Range
	Actual	Low	High
	(in thousands, unaudited)
Net loss	$(6,998)	$(18,000)	$(15,000)
Add (deduct)
Stock-based compensation, including common stock warrant expense	1,725	3,200	3,200
Depreciation and amortization	1,682	2,400	2,400
Other expense (income)	518	2,000	2,000
Interest Expense	113	100	100
Income tax provision (benefit)	(863)	300	300
Adjusted EBITDA	$(3,821)	$(10,000)	$(7,000)
The estimates presented above have been prepared by, and are the responsibility of, management. The preliminary results presented reflect management’s estimates based solely upon information available to us as of the date of this prospectus and are not a comprehensive statement of our financial results as of and for the three months ended September 30, 2021. Our independent registered public accounting firm, Deloitte & Touche LLP, or Deloitte, has not audited, reviewed, compiled, or performed any procedures with respect to such preliminary information. Accordingly, Deloitte does not express an opinion and assumes no responsibility for and disclaims any association with such preliminary consolidated financial results. We currently expect that our final results will be consistent with the estimates set forth above, but such estimates are preliminary and our final results could differ from these estimates due to the completion of our financial closing procedures, final adjustments and other developments that may arise between now and the time such unaudited interim consolidated financial statements for the three months ended September 30, 2021 are issued. For example, during the course of the preparation of the respective financial statements and related notes, additional items that would require adjustments to be made to the preliminary estimated financial information presented above may be identified. There can be no assurance that these estimates will be realized, and estimates are subject to risks and uncertainties, many of which are not within our control. See the sections titled “Risk Factors,” “Special Note Regarding Forward-Looking Statements,” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Registration Statement on Form S-1, as amended (File No. 333-259188), filed with the SEC on October 25, 2021, for additional information regarding these risks and uncertainties, including other factors that could cause our preliminary estimates to differ from the actual financial results that we will report for the three months ended September 30, 2021.
Risk Factors Summary
Investing in our Class A common stock involves a high degree of risk because our business is subject to numerous risks and uncertainties, including those risks described in the sections titled “Risk Factors” in this prospectus and in the final prospectus relating to our Registration Statement on Form S-1, as amended (File No. 333-259188), filed with the SEC on October 25, 2021, which are incorporated by reference herein, and subsequent reports filed with the SEC, together with the financial and other information contained or incorporated by reference in this prospectus. You should carefully consider these risks before making an investment. These risks include, but are not limited to, the following:
•The COVID-19 pandemic has had, and may in the future continue to have, a material adverse impact on our business.
•Economic uncertainty in our key markets may affect consumer purchases of discretionary items, which may adversely affect demand for our products.
•If we are unable to maintain and enhance the value and reputation of our brand and/or counter any negative publicity, we may be unable to sell our products, which would harm our business and could materially adversely affect our financial condition and results of operations.
•We have incurred significant net losses since inception, and anticipate that we will continue to incur losses for the foreseeable future.
•We operate in a highly competitive market; the size and resources of some of our competitors may allow them to compete more effectively than we can, which could result in a loss of our market share and a decrease in our net revenue and profitability.
•Our focus on using sustainable materials and environmentally friendly manufacturing processes and supply chain practices may increase our cost of revenue and hinder our growth.
•Climate change and increased focus by governments, organizations, customers, and investors on sustainability issues, including those related to climate change and socially responsible activities, may adversely affect our reputation, business, and financial results.
•If we are unable to anticipate product trends and consumer preferences, or we fail in our technical and materials innovation to successfully develop and introduce new high-quality products, we may not be able to maintain or increase our revenue and profits.
•We utilize a range of marketing, advertising, and other initiatives to increase existing customers’ spend and to acquire new customers; if the costs of advertising or marketing increase, or if our initiatives fail to achieve their desired impact, we may be unable to grow the business profitably.
•As a company that operates retail stores, we are subject to various risks, including commercial real estate and labor and employment risks; additionally, we may be unable to successfully open new store locations in existing or new geographies in a timely manner, if at all, which could harm our results of operations.
•Our business depends on our ability to maintain a strong community of engaged customers and Allgood Collective Ambassadors, including through the use of social media. We may be unable to maintain and enhance our brand if we experience negative publicity related to our marketing efforts or use of social media, we fail to maintain and grow our community of Allgood Collective Ambassadors, or our marketing and social media efforts otherwise fail to meet our customers’ expectations.
•We are subject to risks related to our environmental, social, and governance, or ESG, activities and disclosures, and our reputation and brand could be harmed if we fail to meet our public sustainability targets and goals.
•We are subject to risks related to our commitment to certain ESG criteria, which we call the Sustainability Principles and Objectives Framework, or SPO Framework.
•We have a limited operating history, which makes it difficult to predict our future results of operations, particularly in newer geographies.

•Our reliance on a limited number of suppliers and manufacturers to provide materials for and to produce our products could cause problems in our supply chain.
•Failure of our contractors or our licensees’ contractors to comply with our supplier code of conduct, contractual obligations, local laws, and other standards could harm our business.
•The fluctuating cost of raw materials could increase our cost of revenue and cause our results of operations and financial condition to suffer.
•We may fail to protect our intellectual property rights, our trademark and other proprietary rights may conflict with the rights of others, and we may not be able to acquire, use, or maintain our marks and domain names, any of which could harm our brand, business, financial condition, and results of operations.
•If the technology-based systems that give our customers the ability to shop with us online do not function effectively, or we fail to comply with government regulations relating to the internet and eCommerce, our results of operations, as well as our ability to grow our eCommerce business globally, could be materially adversely affected.
•Our international operations expose us to various risks from foreign currency exchange rate fluctuations, tariffs or global trade wars, trade restrictions, and changing tax laws in the United States and elsewhere, among others.
•We are subject to several unique risks as a result of our status as a Delaware PBC and certified B Corp, including that our board of directors’ duty to balance various interests and our public benefit purpose may result in actions that do not maximize stockholder value.
•The dual class structure of our common stock will have the effect of concentrating voting control with our co-founders and co-Chief Executive Officers, Timothy Brown and Joseph Zwillinger, our other executive officers and directors, our principal stockholders, and their respective affiliates, which will limit or preclude your ability to influence corporate matters, including the election of directors and the approval of any change of control transaction.
Corporate Information
We were incorporated in Delaware in May 2015 as Bozz, Inc. In December 2015, we changed our name to Allbirds, Inc., and we became a Delaware PBC in February 2016. Our principal executive offices are located at 730 Montgomery Street, San Francisco, California 94111. Our telephone number is (628) 225-4848.
Our U.S. website address is allbirds.com. Information contained on, or that can be accessed through, our website is not incorporated by reference in this prospectus, and you should not consider information on our website to be part of this prospectus.

RISK FACTORS
An investment in shares of our Class A common stock is highly speculative and involves a high degree of risk. We face a variety of risks that may affect our operations or financial results and many of those risks are driven by factors that we cannot control or predict. Before investing in our Class A common stock, you should carefully consider the risks set forth under the section titled “Risk Factors” in our Registration Statement on Form S-1, as amended (File No. 333-259188), filed with the SEC on October 25, 2021, which are incorporated by reference herein, and subsequent reports filed with the SEC, together with the financial and other information contained or incorporated by reference in this prospectus. If any of these risks actually occur, our business, prospects, financial condition and results of operations could be materially adversely affected. In that case, the trading price of our Class A common stock would likely decline and you may lose all or a part of your investment. Only those investors who can bear the risk of loss of their entire investment should invest in our Class A common stock. Additional risks and uncertainties not presently known to us or that we currently deem immaterial also may impair our business operations.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
This prospectus and the documents incorporated by reference herein contain forward-looking statements about us and our industry that involve substantial risks and uncertainties. All statements other than statements of historical facts contained or incorporated by reference in this prospectus, including statements regarding our future results of operations or financial condition, business strategy and plans, and objectives of management for future operations are forward-looking statements. In some cases, you can identify forward-looking statements because they contain words such as “anticipate,” “believe,” “contemplate,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “target,” “toward,” “will,” “would,” or the negative of these words or other similar terms or expressions. These forward-looking statements include, but are not limited to, statements concerning the following:
•our expectations regarding our net revenue, expenses, gross margin, adjusted EBITDA, payback period, and other results of operations, including our preliminary estimates for the quarter ended September 30, 2021;
•our ability to acquire new customers and successfully retain existing customers;
•our ability to gauge and adapt to fashion trends and changing consumer preferences in products, sustainability, price-points, and in-store and digital shopping experiences;
•anticipated spending patterns of existing and new customer cohorts;
•our ability to achieve or sustain profitability;
•future investments in our business, our anticipated capital expenditures, and our estimates regarding our capital requirements;
•our ability to effectively develop and launch new, innovative, and updated products;
•our ability to effectively manage our inventory and supply chain, including with respect to environmental, social, and governance, or ESG, matters;
•our ability to effectively increase the number of and management our retail locations;
•the costs and success of our sales and marketing efforts, and our ability to promote our brand;
•our reliance on key personnel and our ability to identify, recruit, and retain skilled personnel;
•our ability to achieve the sustainability targets and goals that we have announced;
•our commitments to meeting certain threshold ESG criteria and reporting ESG practices in connection with the Sustainability Principles and Objectives Framework;
•our expectations regarding ESG initiatives;
•our ability to effectively manage our growth, including any international expansion;
•our ability to protect our intellectual property rights and any costs associated therewith;
•our dependence on key suppliers and manufacturers;
•the effects of the COVID-19 pandemic or other public health crises;
•our focus on a specific public benefit purpose and potential resulting negative effects on our financial performance;
•our ability to compete effectively with existing competitors and new market entrants; and

•our total addressable market and the growth rates of the markets in which we compete.
We caution you that the foregoing list may not contain all of the forward-looking statements made in this prospectus or the documents incorporated by reference herein.
You should not rely on forward-looking statements as predictions of future events. We have based the forward-looking statements contained in this prospectus and the documents incorporated by reference herein primarily on our current expectations and projections about future events and trends that we believe may affect our business, financial condition, and results of operations. The outcome of the events described in these forward-looking statements is subject to risks, uncertainties, and other factors described in the section titled “Risk Factors” and elsewhere in this prospectus and the documents incorporated by reference herein. Moreover, we operate in a very competitive and rapidly changing environment. New risks and uncertainties emerge from time to time, and it is not possible for us to predict all risks and uncertainties that could have an impact on the forward-looking statements contained or incorporated by reference in this prospectus. The results, events, and circumstances reflected in the forward-looking statements may not be achieved or occur, and actual results, events, or circumstances could differ materially from those described in the forward-looking statements.
In addition, statements that “we believe” and similar statements reflect our beliefs and opinions on the relevant subject. These statements are based on information available to us as of the date of this prospectus. While we believe such information provides a reasonable basis for these statements, such information may be limited or incomplete. Our statements should not be read to indicate that we have conducted an exhaustive inquiry into, or review of, all relevant information. These statements are inherently uncertain, and investors are cautioned not to unduly rely on these statements.
The forward-looking statements made or incorporated by reference in this prospectus relate only to events as of the date on which the statements are made. We undertake no obligation to update any forward-looking statements made or incorporated by reference in this prospectus to reflect events or circumstances after the date of this prospectus or to reflect new information, actual results, revised expectations, or the occurrence of unanticipated events, except as required by law. We may not actually achieve the plans, intentions, or expectations disclosed in our forward-looking statements, and you should not place undue reliance on our forward-looking statements. Our forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures, or investments.

USE OF PROCEEDS
We will not receive any of the proceeds from the sale of the Shares. All proceeds from the sale of the Shares will be for the account of the Selling Stockholders, as described below. See the sections titled “Selling Stockholders” and “Plan of Distribution” described below.

SELLING STOCKHOLDERS
The following table sets forth information regarding beneficial ownership of our Class A common stock as of October 29, 2021, as adjusted to reflect the Shares that may be sold from time to time pursuant to this prospectus, for all Selling Stockholders, consisting of the individuals shown as having shares listed in the column titled “Number of Shares Being Offered.”
The Shares offered by the Selling Stockholders hereunder consist of (i) an aggregate of 4,000,000 shares of Class A common stock issuable upon the conversion of an equal number of shares of Class B common stock originally acquired by certain of our Co-Chief Executive Officers pursuant to common stock purchase agreements with us, (ii) an aggregate of 3,594,749 shares of Class A common stock issued or issuable upon the conversion of an equal number of shares of Class B common stock acquired by certain of our current and former employees, consultants, and directors pursuant to the exercise of stock options under our 2015 Plan, and (iii) an aggregate of 77,331 shares of Class A common stock issuable upon the conversion of an equal number of shares of Class B common stock that may be acquired by certain of our current directors upon the exercise of stock options under our 2015 Plan. We have determined beneficial ownership in accordance with the rules of the SEC and the information is not necessarily indicative of beneficial ownership for any other purpose. Unless otherwise indicated below, to our knowledge, the persons named in the table have sole voting and sole investment power with respect to all shares that they beneficially own, subject to community property laws where applicable. In computing the number of shares of our Class A common stock beneficially owned by a person and the percentage ownership of that person, we deemed outstanding shares of our Class A common stock issuable upon conversion of the shares of Class B common stock subject to options held by that person that are currently exercisable or exercisable within 60 days of October 29, 2021. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person.
We have based percentage ownership of our common stock prior to this offering on (i) 16,346,154 shares of Class A common stock offered by us in and to be issued upon the completion of our initial public offering and (ii) 129,372,328 shares of Class A common stock issued or issuable upon the conversion of an equal number of shares of Class B common stock outstanding as of October 29, 2021, which includes (a) 70,990,919 shares of Class B common stock that will be outstanding following the automatic conversion of all outstanding shares of our redeemable convertible preferred stock outstanding as of October 29, 2021 into an equal number of shares of Class B common stock immediately prior to the completion of our initial public offering, as if such automatic conversion had occurred as of October 29, 2021, (b) an aggregate of 1,104,560 shares of Class B Common Stock that will be issued upon the automatic exchange of certain outstanding warrants to purchase our redeemable convertible preferred stock in connection with the completion of our initial public offering, as if such automatic exchange had occurred as of October 29, 2021, and (c) other shares of Class B common stock outstanding as of October 29, 2021.
Unless otherwise indicated, the address of each beneficial owner listed below is c/o Allbirds, Inc., 730 Montgomery Street, San Francisco, California 94111.

	Shares Beneficially Owned Prior to this Offering		Number of Shares Being Offered	Shares Beneficially Owned Following this Offering(1)
Selling Stockholder	Shares	%(2)		Shares	%(2)
Joseph Zwillinger(3)	12,977,610	8.79	2,000,000	10,977,610	7.44
Timothy Brown(4)	15,284,585	10.44	2,000,000	13,284,585	9.08
Neil Blumenthal(5)	153,105	*	136,438	16,667	*
Dick Boyce(6)	1,850,050	1.27	741,691	1,108,359	*
Mandy Fields(7)	29,166	*	22,916	6,250	*
Nancy Green(8)	50,000	*	41,666	8,334	*
Emily Weiss(9)	25,277	*	19,861	5,416	*
Named Selling Stockholders(10)	10,119,554	6.73	2,700,666	7,418,888	4.93
Other Selling Stockholders(11)	12,395	*	8,842	3,553	*
______________
*Represents beneficial ownership of less than 1%.

(1)Assumes that all of the Shares held by each Selling Stockholder and being offered under this prospectus are sold, and that no Selling Stockholder will acquire additional shares of any class of common stock before the completion of this offering. The Selling Stockholders may sell any, all, or none of the Shares, including due to limitations under lock-up agreements they have entered into with the underwriters for our initial public offering, and we do not know when or in what amount the Selling Stockholders may sell their Shares hereunder.
(2)For purposes of calculating this percentage, includes the aggregate number of shares of Class A common stock and Class B common stock held by the holders.
(3)Consists of (a) 11,102,610 shares of Class B common stock held by Joseph Z. Zwillinger and Elizabeth L. Zwillinger, as Trustees of the Twin Wolves Revocable Trust under Revocable Trust Agreement dated September 27, 2017, of which Mr. Zwillinger is co-trustee and shares voting and investment power over such shares, which includes all of the shares being offered by Mr. Zwillinger as trustee of such trust, and (b) 1,875,000 shares of Class B common stock issuable upon the exercise of stock options that were exercisable within 60 days of October 29, 2021, 1,054,687 of which were vested as of such date.
(4)Consists of (a) 13,330,925 shares of Class B common stock held by Timothy O. Brown and Lindsay T. Brown, as Trustees of the Grenadier Trust Under Revocable Trust Agreement Dated January 22, 2018, of which Mr. Brown is co-trustee and shares voting and investment power over such shares, which includes all of the shares being offered by Mr. Brown as trustee of such trust, (b) 664,330 shares of Class B common stock held by Timothy O. Brown, as Trustee of The Timothy Brown 2017 Grantor Retained Annuity Trust dated June 22, 2017, of which Mr. Brown is trustee and has voting and investment power over such shares, (c) 664,330 shares of Class B common stock held by Lindsay T. Brown, as Trustee of The Lindsay Brown 2017 Grantor Retained Annuity Trust dated June 22, 2017, of which Mr. Brown’s spouse is trustee, and Mr. Brown may be deemed to share voting and investment power over such shares, and (d) 625,000 shares of Class B common stock issuable upon the exercise of stock options that were exercisable within 60 days of October 29, 2021, 351,562 of which were vested as of such date.
(5)Consists of (a) 115,605 shares of Class B common stock, all of which are being offered by Mr. Blumenthal, and (b) 37,500 shares of Class B common stock issuable upon the exercise of stock options that were exercisable within 60 days of October 29, 2021, 23,958 of which were vested as of such date and 20,833 of which are being offered by Mr. Blumenthal.
(6)Consists of (a) 772,725 shares of Class B common stock, which includes all of the shares being offered by Mr. Boyce, and (b) 1,077,325 shares of Class B common stock held by Dick W. Boyce & Sandy W. Boyce Revocable Trust Agreement Dated December 30, 1994, of which Mr. Boyce is co-trustee and shares voting and investment power over such shares.
(7)Consists of (a) 8,084 shares of Class B common stock, all of which are being offered by Ms. Fields, and (b) 21,082 shares of Class B common stock issuable upon the exercise of stock options that were exercisable within 60 days of October 29, 2021, all of which were vested as of such date and 14,832 of which are being offered by Ms. Fields.
(8)Includes 50,000 shares of Class B common stock issuable upon the exercise of stock options that were exercisable within 60 days of October 29, 2021, 45,833 of which were vested as of such date and which includes all of the shares being offered by Ms. Green.
(9)Consists of (a) 19,861 shares of Class B common stock, all of which are being offered by Ms. Weiss, and (b) 5,416 shares of Class B common stock issuable upon the exercise of stock options that were exercisable within 60 days of October 29, 2021, all of which were vested as of such date.
(10)Includes the following 110 named non-affiliate persons, each of whom holds at least 1,000 shares: Adrianna Urquieta, Ahmad Zakaria, Aileen Lerch, Alex Valdman, Alexander Jenny, Alexander Riesterer, Alexandra Iqbal, Alexandra Schreiber, Allison Brickner, Amanda Groendal, Amanda Knapp, Amy Chen, Angad Anand, Angel Deng, April Gourdie, Arun Krishnan, Audrey Wagner, Benjamin Powers, Benny Joseph, Brittney Guillory, Brynne Swearingen, Cameron Brand, Chandra Sekhar Reddy Gangireddy, Christina Jones, Christopher Bailey, Christopher Peters, Claire Linville, Cori-ann Ferdinando, Crystal Chang, Daniel Li, Darshan Shivjee Ramjee, Dinesh Gaur, Dylan Chase, Elena McCallister, Elvina Zhang, Emily Beckwith, Emily Bell, Emily Nordhoff, Erick Tewari, Evan Salisbury, Grace Trueman, Halil Gursoy, Jacob Peterson, James Kingsbury, Jamie McLellan, Jeffrey Prace, Jennifer Wantuch Jammalamadaka, Jessica Barhydt, Jonathan Kula, Jonathan Moran, Joshua Quick, Julie Channing, Julie Levin, Kaitlyn Lynch, Karla Blazer, Kate Ranahan, Katherine Leisy, Kathryn Sargent, Kyle Khasigian, Kyle Sherin, Laila Tarraf, Laura Mallers, Leah Harakawa, Lewis Dawson, Linden Rock, Lisa Halbower-Fenton, Lucia Litman, Madelyn Ong, Madison Zide, Mark Ogawa, Megan Collins, Megan Myers, Melissa Reynolds-Pressler, Micah Nelson, Michael Huttner, Michael Tucci, Michelle Wang, Nancy Zheng, Nassim Marhamat, Nicholas Morrone, Nico Schomberg, Patrick Schuler, Rachel Bullen, Rachel Gross, Regina Pimentel, Robert Dickson, Ronald Dashwood, Ryan Moffat, Ryan Overhiser, Ryan Recht, Samuel Engel, Santiago Archila, Sara Haig, Sarah AlBanna, Scott Cooper, Scott Thomas Jr., Shirin Schokrpur, Sophie Matthews, Stephanie Lang, Taaha Haq, Talia Rapier, Ted Rice, Thomas Finck, Tina Ting, Todd Osborne, Travis Boyce, Tyler Pincus, Venkata Vamsi Krishna Uppala, William Liu, and Yuliia Divelbiss.
(11)Includes 23 unnamed non-affiliate persons, each of whom holds less than 1,000 shares. Each of these persons beneficially owns less than 1% of our Class A common stock.

PLAN OF DISTRIBUTION
We are registering the Shares covered by this prospectus to permit the Selling Stockholders to conduct public secondary trading of these Shares from time to time after the date of this prospectus. We will not receive any of the proceeds of the sale of the Shares offered by this prospectus. The aggregate proceeds to the Selling Stockholders from the sale of the Shares will be the purchase price of the Shares less any discounts and commissions. We will not pay any brokers’ or underwriters’ discounts and commissions in connection with the registration and sale of the Shares covered by this prospectus. The Selling Stockholders reserve the right to accept and, together with their respective agents, to reject, any proposed purchases of Shares to be made directly or through agents.
The Shares offered by this prospectus may be sold from time to time to purchasers:
•directly by the Selling Stockholders, or
•through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, commissions or agent’s commissions from the Selling Stockholders or the purchasers of the Shares.
Any underwriters, broker-dealers or agents who participate in the sale or distribution of the Shares may be deemed to be “underwriters” within the meaning of the Securities Act. As a result, any discounts, commissions or concessions received by any such broker-dealer or agents who are deemed to be underwriters will be deemed to be underwriting discounts and commissions under the Securities Act. Underwriters are subject to the prospectus delivery requirements of the Securities Act and may be subject to certain statutory liabilities under the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”). We will make copies of this prospectus available to the Selling Stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. To our knowledge, there are currently no plans, arrangements or understandings between the Selling Stockholders and any underwriter, broker-dealer, or agent regarding the sale of the Shares by the Selling Stockholders.
The Shares may be sold in one or more transactions at:
•fixed prices;
•prevailing market prices at the time of sale;
•prices related to such prevailing market prices;
•varying prices determined at the time of sale; or
•negotiated prices.
These sales may be effected in one or more transactions:
•on any national securities exchange or quotation service on which the Shares may be listed or quoted at the time of sale, including Nasdaq;
•in the over-the-counter market;
•in transactions otherwise than on such exchanges or services or in the over-the-counter market;
•any other method permitted by applicable law; or
•through any combination of the foregoing.
These transactions may include block transactions or crosses. Crosses are transactions in which the same broker acts as an agent on both sides of the trade.
At the time a particular offering of the Shares is made, a prospectus supplement, if required, will be distributed, which will set forth the name of the Selling Stockholders, the aggregate amount of Shares being offered and the terms of the offering, including, to the extent required, (1) the name or names of any underwriters, broker-dealers or agents, (2) any discounts, commissions and other terms constituting compensation from the Selling Stockholders, and (3) any discounts, commissions or concessions allowed or reallowed to be paid to broker-dealers.
The Selling Stockholders will act independently of us in making decisions with respect to the timing, manner, and size of each resale or other transfer. There can be no assurance that the Selling Stockholders will sell any or all of the Shares under this prospectus. Further, we cannot assure you that the Selling Stockholders will not transfer, distribute, devise, or gift the Shares by other means not described in this prospectus. In addition, any Shares covered by this prospectus that qualify for sale under Rule 144 of the Securities Act may be sold under Rule 144 rather than under this prospectus. The Shares may be sold in some states only through registered or licensed brokers or dealers. In addition, in some states the Shares may not be sold unless they have been registered or qualified for sale or an exemption from registration or qualification is available and complied with.
The Selling Stockholders and any other person participating in the sale of the Shares will be subject to the Exchange Act. The Exchange Act rules include, without limitation, Regulation M, which may limit the timing of purchases and sales of any of the Shares by the Selling Stockholders and any other person. In addition, Regulation M may restrict the ability of any person engaged in the distribution of the Shares to engage in market-making activities with respect to the particular Shares being distributed. This may affect the marketability of the Shares and the ability of any person or entity to engage in market-making activities with respect to the Shares.
The Selling Stockholders may indemnify any broker or underwriter that participates in transactions involving the sale of the Shares against certain liabilities, including liabilities arising under the Securities Act.

LEGAL MATTERS
The validity of the Shares offered hereby has been passed upon by Cooley LLP, San Francisco, California.
EXPERTS
The consolidated financial statements as of December 31, 2019 and 2020, and for each of the two years in the period ended December 31, 2020, incorporated by reference in this prospectus have been audited by Deloitte & Touche LLP, an independent registered public accounting firm. Such financial statements have been so incorporated by reference in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.
INFORMATION INCORPORATED BY REFERENCE
The following documents filed by the Registrant with the SEC are incorporated by reference in this prospectus:
(a)Amendment No. 4 to the Registrant’s Registration Statement on Form S-1 filed on October 25, 2021 (File No. 333-259188), which contains the audited financial statements for the Registrant’s latest fiscal year for which such statements have been filed.
(b)The Registrant’s Prospectus to be filed on or about November 3, 2021 pursuant to Rule 424(b) under the Securities Act, relating to the Registration Statement on Form S-1, as amended (File No. 333-259188).
(c)The description of the Registrant’s Class A common stock which is contained in the Registrant’s Registration Statement on Form 8-A filed on October 25, 2021 (File No. 001-40963) under the Exchange Act of 1934, as amended (the “Exchange Act”), including any amendment or report filed for the purpose of updating such description.
(d)All other reports and documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (other than Current Reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits furnished on such form that relate to such items) on or after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part of this Registration Statement from the date of the filing of such reports and documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document that also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
WHERE YOU CAN FIND ADDITIONAL INFORMATION
We file annual, quarterly and other reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s website at http://www.sec.gov. Our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, including any amendments to those reports, and other information that we file with or furnish to the SEC pursuant to Section 13(a) or 15(d) of the Exchange Act can also be accessed free of charge by linking directly from our website at www.allbirds.com. These filings will be available as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. Information contained on our website is not part of this prospectus.
The Registrant hereby undertakes to provide without charge to each person, including any beneficial owner, to whom a copy of this prospectus is delivered, upon written or oral request of any such person, a copy of any and all of the information that has been incorporated by reference in this prospectus but not delivered with the prospectus other than the exhibits to those documents, unless the exhibits are specifically incorporated by reference into the information that this prospectus incorporates. Requests for documents should be directed to Allbirds, Inc., Attention: Secretary, 730 Montgomery Street, San Francisco, CA 94111, (628) 225-4848.

PART I
INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS
Item 1. Plan Information.*
Item 2. Registration Information and Employee Plan Annual Information.*
*The information called for by Part I of Form S-8 is omitted from this Registration Statement in accordance with Rule 428 of the Securities Act and the “Note” to Part I of Form S-8. In accordance with the rules and regulations of the SEC and the instructions to Form S-8, such documents are not being filed with the SEC either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424.
I-1

PART II
INFORMATION REQUIRED IN REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
The following documents filed by the Registrant with the SEC are incorporated by reference into this Registration Statement:
(a) Amendment No. 4 to the Registrant’s Registration Statement on Form S-1 filed on October 25, 2021 (File No. 333-259188), which contains the audited financial statements for the Registrant’s latest fiscal year for which such statements have been filed.
(b) The Registrant’s Prospectus to be filed on or about November 3, 2021 pursuant to Rule 424(b) under the Securities Act, relating to the Registration Statement on Form S-1, as amended (File No. 333-259188).
(c) The description of the Registrant’s Class A common stock which is contained in the Registrant’s Registration Statement on Form 8-A filed on October 25, 2021 (File No. 001-40963) under the Exchange Act of 1934, as amended (the “Exchange Act”), including any amendment or report filed for the purpose of updating such description.
(d) All other reports and documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (other than Current Reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits furnished on such form that relate to such items) on or after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part of this Registration Statement from the date of the filing of such reports and documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document that also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
Item 4. Description of Securities.
Not applicable.
Item 5. Interests of Named Experts and Counsel.
As of the date of this Registration Statement, GC&H Investments, LLC and GC&H Investments, which are entities comprised of current and former partners and associates of Cooley LLP, beneficially own an aggregate of 42,476 shares of the Registrant’s convertible preferred stock, all of which will convert automatically into an equal number of shares of Class B common stock immediately prior to the completion of the Registrant’s initial public offering.
Item 6. Indemnification of Directors and Officers.
Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation’s board of directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities, including reimbursement for expenses incurred, arising under the Securities Act.  The Registrant’s amended and restated certificate of incorporation that will be in effect upon the completion of the initial public offering permits indemnification of its directors, officers, employees, and other agents to the maximum extent permitted by the Delaware General Corporation Law, and the Registrant’s amended and restated bylaws that will be in effect upon the completion of the initial public offering provide that the Registrant will indemnify its directors and officers and permit the Registrant to indemnify its employees and other agents, in each case to the maximum extent permitted by the Delaware General Corporation Law.

The Registrant has entered into indemnification agreements with its directors and officers, whereby it has agreed to indemnify its directors and officers to the fullest extent permitted by law, including indemnification against expenses and liabilities incurred in legal proceedings to which the director or officer was, or is threatened to be made, a party by reason of the fact that such director or officer is or was a director, officer, employee, or agent of the Registrant, provided that such director or officer acted in good faith and in a manner that the director or officer reasonably believed to be in, or not opposed to, the best interest of the Registrant.
The indemnification provisions in the Registrant’s amended and restated certificate of incorporation, amended and restated bylaws, and the indemnification agreements that it has entered into or will enter into with its directors and officers may discourage stockholders from bringing a lawsuit against its directors and officers for breach of their fiduciary duties. They may also reduce the likelihood of derivative litigation against the Registrant’s directors and officers, even though an action, if successful, might benefit it and other stockholders. Further, a stockholder’s investment may be adversely affected to the extent that the Registrant pays the costs of settlement and damage awards against directors and officers as required by these indemnification provisions.
At present, there is no pending litigation or proceeding involving a director or officer of the Registrant regarding which indemnification is sought, nor is the Registrant aware of any threatened litigation that may result in claims for indemnification.
The Registrant maintains insurance policies that indemnify its directors and officers against various liabilities arising under the Securities Act and the Exchange Act that might be incurred by any director or officer in his or her capacity as such.
Certain of the Registrant’s non-employee directors may, through their relationships with their employers, be insured and/or indemnified against certain liabilities incurred in their capacity as members of the Registrant’s board of directors.
Item 7. Exemption from Registration Claimed.
The issuance of the Shares that constitute “restricted securities” under Rule 144 promulgated under the Securities Act being offered by the Form S-3 resale prospectus were deemed to be exempt from registration under the Securities Act in reliance upon Section 4(a)(2) of the Securities Act (or Regulation D or Regulation S promulgated thereunder), or Rule 701 promulgated under the Securities Act as transactions by an issuer not involving any public offering or pursuant to benefit plans and contracts relating to compensation as provided under Rule 701. The recipients of the securities in each of these transactions represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof, and appropriate legends were placed upon the stock certificates issued in these transactions. All recipients had adequate access, through their relationships with us, to information about the Registrant.

Item 8. Exhibits.

		Incorporated by Reference
Exhibit Number	Description	Schedule Form	File Number	Exhibit	Filing Date

4.1	Amended and Restated Certificate of Incorporation of the Registrant, as currently in effect.	S-1/A	333-259188	3.1	September 27, 2021

4.2	Form of Amended and Restated Certificate of Incorporation of the Registrant, to be effective upon the completion of the Registrant’s initial public offering.	S-1/A	333-259188	3.3	September 15, 2021

4.3	Amended and Restated Bylaws of the Registrant, as currently in effect.	S-1	333-259188	3.2	August 31, 2021

4.4	Form of Amended and Restated Bylaws of the Registrant, to be effective upon the completion of the Registrant’s initial public offering.	S-1	333-259188	3.4	August 31, 2021

4.5	Form of Class A Common Stock Certificate of the Registrant.	S-1/A	333-259188	4.1	September 15, 2021

5.1*	Opinion of Cooley LLP.

23.1*	Consent of Cooley LLP (included in Exhibit 5.1).

23.2*	Consent of Deloitte & Touche LLP, independent registered public accounting firm.

24.1*	Power of Attorney (included on the signature page of this Form S-8).

99.1	Allbirds, Inc. 2015 Equity Incentive Plan, as amended, and forms of agreements thereunder.	S-1	333-259188	10.2	August 31, 2021

99.2*	Form of Common Stock Purchase Agreement.

99.3*	Form of Amendment No. 1 to Common Stock Purchase Agreement.

99.4*	Form of Amendment No. 2 to Common Stock Purchase Agreement.
__________________
*Filed herewith.

Item 9. Undertakings.
A.The undersigned Registrant hereby undertakes:
(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and
(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.
Provided, however, that paragraphs (A)(1)(i) and (A)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.
(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
B.The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
C.Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Francisco, State of California, on November 2, 2021.

ALLBIRDS, INC.

By:	/s/ Joseph Zwillinger
Joseph Zwillinger
Co-Chief Executive Officer
POWER OF ATTORNEY
KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Joseph Zwillinger, Timothy Brown, and Michael Bufano, and each one of them, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in their name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Joseph Zwillinger	Co-Chief Executive Officer and Director (Principal Executive Officer)	November 2, 2021
Joseph Zwillinger

/s/ Michael Bufano	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	November 2, 2021
Michael Bufano

/s/ Neil Blumenthal	Director	November 2, 2021
Neil Blumenthal

/s/ Dick Boyce	Director	November 2, 2021
Dick Boyce

/s/ Timothy Brown	Co-Chief Executive Officer and Director	November 2, 2021
Timothy Brown

/s/ Mandy Fields	Director	November 2, 2021
Mandy Fields

/s/ Nancy Green	Director	November 2, 2021
Nancy Green

/s/ Dan Levitan	Director	November 2, 2021
Dan Levitan

/s/ Emily Weiss	Director	November 2, 2021
Emily Weiss